Exhibit 33.1

Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

1.	Santander Consumer USA, Inc. (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as of and for the period ended December 31, 2012 (the “Reporting Period”). The transactions covered by this report include privately and publically issued auto loan asset-backed securities transactions issued since 2007 for which the Company acted as servicer involving auto loans (the “Platform”).

2.	The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria exception for the following criteria which the Asserting Party, as Servicer of the securitizations, determined are not applicable to the activities performed by the Asserting Party, with respect to the Platform: 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii).

3.	The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria exception for the following criteria which the Asserting Party, as Sub-servicer, determined are not applicable to the activities performed by the Asserting Party, with respect to the Platform: criteria 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(i), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xiv).

4.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of December 31, 2012 and for the Reporting Period with respect to the Platform taken as a whole, except for the material instance of non-compliance described in the following paragraph.

5.	The Asserting Party has identified the following material instance of non-compliance with Item 1122(d)(3)(i)(C) applicable to the Asserting Party during the year ended December 31, 2012: The Asserting Party inappropriately excluded criterion 1122(d)(4)(ii) from the Asserting Party’s “Report on Assessment of Compliance with Servicing Criteria” dated March 25, 2013. The failure of the Asserting Party to include 1122(d)(4)(ii) as an applicable criterion caused certain material outsourced vendors, which are each not considered a “servicer” as defined under Item 1101(j) of Regulation AB, to be excluded from the Asserting Party’s “Report on Assessment of Compliance with Servicing Criteria” dated March 25, 2013 with respect to criterion 1122(d)(1)(ii), and accordingly, Deloitte & Touche LLP’s “Report of Independent Registered Public Accounting Firm” dated March 25, 2013.

6.	The Asserting Party has not identified and is not aware of any material instance of non-compliance by the vendors which respect to the applicable servicing criteria, or performance of certain functions with regard to the servicing criteria, as of December 31, 2012 and for the Reporting Period with respect to the Platform taken as a whole.

SANTANDER CONSUMER USA INC // 8585 N. STEMMONS FREEWAY // SUITE 1100-NORTH // DALLAS, TX 75247

7.	For servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), and 1122(d)(4)(viii), the Asserting Party has engaged certain vendors to perform certain activities required by this servicing criteria. The Asserting Party has determined that these material outsourced vendors, which are each not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Asserting Party has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Asserting Party has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor.

8.	The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria, as of December 31, 2012 and for the Reporting Period with respect to the Platform taken as a whole.

9.	With respect to servicing criterion 1122(d)(3)(i)(B), certain reports to investors provided information that was not calculated in accordance with the terms specified in the transaction agreements. Forms 10-D/A were filed on September 13, 2012 and on February 27, 2013 to accurately reflect information calculated in accordance with the terms of the transaction agreements. Neither the timing nor the amount of principal or interest payable to Noteholders was impacted by the adjustments.

10.	Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with all the applicable servicing criteria as of December 31, 2012 and for the Reporting Period.

March 25, 2013, except for 1122(d)(1)(ii), 1122(d)(3)(i)(C), and 1122(d)(4)(ii), as to which the date is August 6, 2013

Santander Consumer USA, Inc.

By:	/s/ Jason Kulas
Name:	Jason Kulas
Title:	Chief Financial Officer

By:	/s/ Mark McCastlain
Name:	Mark McCastlain
Title:	Senior Vice President, Treasurer

SANTANDER CONSUMER USA INC // 8585 N. STEMMONS FREEWAY // SUITE 1100-NORTH // DALLAS, TX 75247

Schedule A

The Transactions in the Platform include the following:

1)	SDART 2010-1, SDART 2010-2, SDART 2010-3, SDART 2010-A, SDART 2010-B, SDART 2010-H , SDART 2011-1, SDART 2011-2, SDART 2011-3, SDART 2011-4, SDART 2011-S1, SDART 2011-S2, SDART 2012-1, SDART 2012-2, SDART 2012-3, SDART 2012-4, SDART 2012-5, SDART 2012-6, and SDART 2012-A.

2)	SCART 2011-WO, SCART 2011-S1

3)	TRIAD 2007-B

4)	CAIT 2009-1

5)	SCARF 2011-A

6)	ALA 2011-A, ALA 2011-B

SANTANDER CONSUMER USA INC // 8585 N. STEMMONS FREEWAY // SUITE 1100-NORTH // DALLAS, TX 75247